For Immediate Release

U.S. ENERGY CORP. PROVIDES RESULTS OF ITS APACHE PROJECT IN SOUTHEASTERN COLORADO

RIVERTON, Wyoming – July 11, 2011 – U.S. Energy Corp. (NASDAQ Capital Market: “USEG”) (“USE” or the “Company”), today announced the results of its southeastern Colorado drilling program.

Colorado Operated Program

The Thompson 9-1-4 well spud on June 18, 2011 and reached its target depth of ~6,000 ft. the first week in July.  The objective target was the Mississippian formation, which was encountered during drilling but did not contain hydrocarbons.  Upon evaluation of the drilling results, the Company determined that the well was non-productive and has plugged and abandoned the well.  No further drilling is anticipated in this acreage block at this time.

Keith Larsen, CEO of U.S. Energy Corp. stated, “Although we are disappointed with the results of the initial well on the Colorado acreage, the team did a great job and we gained a wealth of operational knowledge during the drilling of this well.”

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Press Release
July 11, 2011

About U.S. Energy Corp.

U.S. Energy Corp. is a natural resource exploration and development company with a primary focus on the exploration and development of its oil and gas assets.  The Company also owns the Mount Emmons molybdenum deposit located in west central Colorado.  The Company is headquartered in Riverton, Wyoming and trades on the NASDAQ Capital Market under the symbol “USEG”.

Disclosure Regarding Forward-Looking Statements

This news release includes statements which may constitute "forward-looking" statements, usually containing the words "believe," "estimate," "project," "expect," "target," "goal," or similar expressions.  Forward-looking statements in this release relate to, among other things, USE's drilling of wells on its own behalf or with industry partners, its ownership interests in those wells and their expected drilling and completion costs, anticipated spud and completion dates, oil and natural gas resource targets or goals for the wells, and estimated production rates.  There is no assurance that any of the wells (referenced in this press release) will be productive or economic.  These statements are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.  Factors that would cause or contribute to such differences include, but are not limited to, future trends in commodity and/or mineral prices, the availability of capital, competitive factors, and other risks described in the Company's filings with the SEC (including, without limitation, the Form 10-K for the year ended December 31, 2010 and the Form 10-Q for the period ended March 31, 2011 filed May 9, 2011).  By making these forward-looking statements, the Company undertakes no obligation to update these statements for revision or changes after the date of this release.

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For further information, please contact:

Reggie Larsen
Director of Investor Relations
U.S. Energy Corp.
1-800-776-9271
Reggie@usnrg.com